Exhibit 99.1
Jounce Therapeutics Announces Closing of Tender Offer
Stockholders to Receive $1.85 Per Share in Cash Plus Contingent Value Rights
CAMBRIDGE, Mass., May 3, 2023--(GLOBE NEWSWIRE) – Jounce Therapeutics, Inc. (NASDAQ: JNCE) (“Jounce” or the “Company”), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today announced that Concentra Biosciences, LLC (“Concentra”), through its wholly owned subsidiary Concentra Merger Sub, Inc. (“Concentra Merger Sub”), has successfully completed the previously announced tender offer to acquire all outstanding shares of the common stock of Jounce for $1.85 per share in cash plus a non-tradeable contingent value right (a “CVR”) per share. The $1.85 per share upfront consideration represents a premium of approximately 75% to Jounce’s closing share price immediately prior to the public disclosure of Concentra’s acquisition proposal on March 14, 2023.
The tender offer expired at 6:00 p.m., Eastern Time, on May 3, 2023. As of the expiration of the offer, 36,367,727 shares of Jounce common stock had been validly tendered and not validly withdrawn from the tender offer, representing approximately 69.09% of the outstanding shares of Jounce common stock. All conditions of the offer were satisfied or waived, and Concentra completed its acquisition of all outstanding shares of Jounce that were validly tendered and not validly withdrawn for the offer price.
Following the closing of the tender offer, Concentra Merger Sub merged with and into Jounce and all shares of Jounce common stock that had not been validly tendered were converted into the right to receive the same $1.85 per share in cash plus one CVR per share (the “Merger”). As a result of the Merger, Jounce became a wholly owned subsidiary of Concentra. Shares of Jounce common stock ceased trading on Nasdaq and Concentra intends promptly to cause such shares to be delisted. Payment will be made promptly to all former Jounce common stockholders regardless of whether they tendered their shares.
About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers. For more information, please visit www.jouncetx.com.
Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of US federal securities laws, as amended. The words “estimates,” “expects,” “continues,” “intends,” “plans,” “anticipates,” “targets,” “may,” “will,” “would,” “could,” “should,” “potential,” “goal,” and “effort” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include, but are not limited to, statements regarding the payment and timing of payment of the offer consideration to former Jounce common stockholders and the ability and timing of delisting of Jounce’s common stock. Any forward-looking statements in this press release are based on current expectations and beliefs and are subject to a number of risks and uncertainties, including, but not limited to, the risk that the timing of the payment or delisting may be delayed. Such risks, uncertainties and factors may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this report. Jounce cautions investors not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Jounce disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this report represent Jounce’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.